Exhibit 99.1

N E W S  R E L E A S E

For Immediate Release	News Corp. Press: Jack Horner 212-852-7952
News Corp. Investor Relations: Reed Nolte 212-852-7092
Shine Group Press: Patrick Keegan, Office +44 207 985 7021
Mobile +44 799 055 5305

News Corporation Completes Transaction to Acquire Shine Group

New York, NY, April 5, 2011—News Corporation today announced it has completed the acquisition of 100 percent of Shine Group, for which the Shine Group shareholders received approximately £290 million in aggregate proceeds.

The transaction was approved by the Audit Committee of the News Corporation Board of Directors. The Audit Committee, which is composed entirely of independent directors, received advice and a fairness opinion from Centerview Partners, an independent investment bank, and legal advice from Wachtell, Lipton, Rosen & Katz.

News Corporation was advised by Hogan Lovells. J.P. Morgan acted as exclusive financial advisor to Shine Group, with legal advice from Olswang LLP in the U.K. and O’Melveny & Myers LLP in the U.S.

News Corporation (NASDAQ: NWS, NWSA; ASX: NWS, NWSLV) had total assets as of December 31, 2010 of approximately US$57 billion and total annual revenues of approximately US$33 billion. News Corporation is a diversified global media company with operations in six industry segments: cable network programming; filmed entertainment; television; direct broadcast satellite television; publishing; and other. The activities of News Corporation are conducted principally in the United States, Continental Europe, the United Kingdom, Australia, Asia and Latin America

1211 AVENUE OF THE AMERICAS — NEW YORK, NEW YORK 10036 — newscorp.com